Exhibit 99.1

October 15, 2015

Board of Directors

Auburn National Bancorporation, Inc.

and Auburn National Bank

Re:      Retirement

Ladies and Gentlemen:

I have decided to retire, and hereby resign from the boards of directors of Auburn National Bancorporation, Inc. and AuburnBank, and any of their subsidiaries, effective immediately. I have no disagreements with the company, the bank, or any of their subsidiaries.

Very truly yours,

J. E. Evans